FUSION	Philip Turits
CONTACT:	212-201-2407
pturits@fusiontel.com

Fusion Reports First Quarter 2012 Results

NEW YORK, May 15, 2012 - Fusion Telecommunications International, Inc. (OTC BB: FSNN) today announced financial results for the quarter ended March 31, 2012.

Fusion reported consolidated revenues of $11.5 million for the quarter ended March 31, 2012; an increase of 13.0% when compared to revenues of $10.2 million for the quarter ended March 31, 2011. The increase over the prior year was primarily attributable to a 13.2% increase in revenues in the Carrier Services segment, which resulted from a significant increase in the volume of traffic terminated partially offset by a lower average rate per minute.  Fusion also reported a 10.6% revenue increase in the Corporate Services segment due to continued expansion of the customer base in this segment.

Consolidated gross margin increased to 12.9% for the first quarter of 2012 as compared to 10.4% for the first quarter of 2011.  The increase in consolidated gross margin for the quarter was primarily due to stronger gross margins in the Carrier Services segment, where the gross profit contribution increased by 47% over the quarter ended March 31, 2011.

Selling, general and administrative expenses (“SG&A”) decreased by 5.4% in the first quarter of 2012 compared to the same period of a year ago.  Excluding the effect of a one-time adjustment related to the reduction of some of the Company’s state and local tax accruals in the amount of $0.1 million, SG&A would have decreased by 0.8%, and SG&A as a percentage of consolidated revenues decreased from 21.2% in 2011 to 18.6% in 2012.

Fusion reported a net loss of $0.8 million for the quarter ended March 31, 2012, compared to a net loss of $1.2 million for the quarter ended March 31, 2011, an improvement of 35.9%.  For the first quarter of 2012, the net loss applicable to common stockholders was $0.9 million, or $0.01 per share, compared to a net loss applicable to common stockholders of $1.4 million, or $0.01 per share, for the first quarter of 2011.

For the quarter ended March 31, 2012, adjusted EBITDA loss (earnings from continuing operations before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) decreased $0.4 million, or 36.6%, to $0.6 million, compared to $1.0 million for the quarter ended March 31, 2011.

As of March 31, 2012 and December 31, 2011, the Company had current assets of $2.2 million and $2.8 million, respectively. Current liabilities as of March 31, 2012, were $13.9 million compared to $14.8 million at December 31, 2011.  Stockholders' deficit at March 31, 2012 and December 31, 2011 was $10.4 million and $10.6 million, respectively.

Commenting on the first quarter results, Matthew Rosen, Chief Executive Officer of Fusion, said, “We are pleased to report that our continuing initiatives to improve gross margin performance and increase operating efficiencies have had a positive impact, resulting in a 37% improvement in adjusted EBITDA loss.  At the same time, we have seen meaningful revenue growth in both our Carrier and Corporate business segments.  We believe our strong results this quarter, reflecting an ongoing focus on driving revenue growth, improving gross margin and reducing expenses, demonstrate our continued progress in meeting our financial objective of achieving profitability.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer of Fusion, said, “We are excited about developing the growing number of opportunities arising from our exclusive communications and cloud services agreement with the for-profit subsidiaries of a major hospital association, positioning us well to develop business in a number of vertical markets, most notably healthcare, universities and colleges, transportation, legal and sports and entertainment. While we are very pleased with our organic growth plans, we are looking forward to closing the pending highly synergistic acquisition of NBS, a communications company offering a comprehensive suite of voice, data and cloud services to corporations nationwide with annual revenues of approximately $27 million1.”

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and professional fees associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements, and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and are available through http://www.sec.gov.

1 unaudited

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues	$11,534,705	$10,204,280
Cost of revenues	10,044,760	9,145,630
Gross profit	1,489,945	1,058,650
Operating expenses:
Depreciation and amortization	98,223	168,538
Selling general and administrative expenses	2,044,819	2,160,753
Advertising and marketing	6,323	4,563
Total operating expenses	2,149,365	2,333,854
Operating loss	(659,420)	(1,275,204)
Other (expenses) income:
Interest expense, net of interest income	(57,082)	(48,287)
Other	(69,449)	88,695
Total other (expenses) income	(126,531)	40,408
Loss from continuing operations	(785,951)	(1,234,796)
Discontinued operations:
Income from discontinued operations	-	8,212
Net loss	$(785,951)	$(1,226,584)
Preferred stock dividends in arrears	(100,349)	(143,901)
Net loss applicable to common stockholders:	$(886,300)	$(1,370,485)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.01)	$(0.01)
Loss from discontinued operations	-	0.00
Loss per common share	$(0.01)	$(0.01)
Weighted average common shares outstanding:
Basic and diluted	159,988,401	132,604,753

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,967	$3,047
Accounts receivable, net of allowance	1,668,500	2,400,427
Prepaid expenses and other current assets	469,141	388,343
Total current assets	2,164,608	2,791,817
Property and equipment, net	839,096	831,402
Other assets:
Security deposits	437,141	437,141
Restricted cash	299,536	299,536
Intangible assets, net	136,526	165,578
Other assets	24,338	31,494
Total other assets	897,541	933,749
TOTAL ASSETS	$3,901,245	$4,556,968
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Promissory notes payable - non-related parties	$183,966	$103,073
Promissory notes payable - related parties	4,872,364	4,922,364
Accounts payable and accrued expenses	8,771,743	9,637,947
Current liabilities from discontinued operations	96,345	97,835
Total current liabilities	13,924,418	14,761,219
Long-term liabilities:
Other long-term liabilities	353,987	380,243
Total long-term liabilities	353,987	380,243
Commitments and contingencies
Stockholders' deficit:
Preferred stock	50	50
Common stock	1,638,818	1,537,113
Capital in excess of par value	138,217,046	137,325,467
Accumulated deficit	(150,233,074)	(149,447,124)
Total stockholders' deficit	(10,377,160)	(10,584,494)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,901,245	$4,556,968

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(unaudited)

	Year Ended March 31,
	2012	2011

Net loss	$(785,951)	$(1,226,584)
(Income) from discontinued operations	-	(8,212)
Interest expense and other financing costs, net of interest income	132,234	48,287
Depreciation and amortization	98,223	168,538
EBITDA	(555,494)	(1,017,971)
Acquisition transaction expenses	16,306	-
Non-cash adjustment to tax accruals	(98,141)	-
Stock-based compensation expense	6,996	23,682
Adjusted EBITDA	$(630,333)	$(994,289)